EXHIBIT 10.15

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of February 1, 2004, between ASPEN EDUCATION GROUP, INC, a California corporation (the “Company”), and ELLIOT A. SAINER, a resident of the State of California (the “Executive”).

WHEREAS, the Executive currently serves, and desires to continue to serve, in the capacity of President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company;

WHEREAS, the Company desires to continue to employ the Executive upon the terms and conditions specified in this Agreement and the Executive desires to serve in the employ of the Company upon such terms and conditions; and

WHEREAS, the Company and the Executive desire to set forth in this written agreement the terms and conditions of Executive’s employment with the Company to replace the prior Employment Agreement dated as of November 4, 1998;

NOW, THEREFORE, in consideration of the mutual premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive agrees to accept such employment upon the terms and conditions herein set forth.

2. Employment Period. The initial term of employment hereunder shall commence on the date hereof and shall continue through November 4, 2006, and shall automatically be extended for three (3) successive one-year periods thereafter, unless either party to this Agreement gives the other party written notice of such party’s intention to terminate this Agreement and the employment of the Executive at least 60 days’ prior to the applicable termination date. For the purposes of this Agreement, the original term and all extensions thereof, if any, are hereinafter referred to as the “Employment Period”. The Employment Period shall be subject to earlier termination as provided herein. In the event that the Executive continues to be employed by the Company following the initial or any extended term hereof, such employment shall be governed by this Agreement, except that it will be “ at-will,” without a fixed term, and may be terminated by the Company or the Executive at any time, with or without notice, for any reason or no reason (and no reason need be given), and without obligation of severance or additional compensation beyond that owed for periods that the Executive was actually employed by the Company.

3. Position and Duties.

(a) Position. The Executive hereby agrees to serve as an employee of the Company as its President and Chief Executive Officer. The Executive shall devote his best efforts and his full business time and attention to the performance of services to the Company in accordance with the terms hereof and as may reasonably be requested by the Board of Directors

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of the Company (the “Board”). The Company shall retain full direction and control of the means and methods by which the Executive performs the above services. In addition, the Executive hereby consents to serve as a director of the Company and to devote such time and effort as shall be reasonably necessary to discharge in good faith his duties a member of the Board.

(b) Place of Employment. During the Employment Period, the Executive shall perform the services required by this Agreement principally at the Company’s offices located in, or within a 50-mile radius of, Cerritos, California, or such other Location(s) as may be agreed by the Company and the Executive from time to time; provided, however, that, if the Company pays the Executive’s expenses to travel home every second weekend, the Company may from time to time require the Executive to provide the services required by this Agreement on a temporary and short-term basis (not to exceed three (3) consecutive weeks at any time or an aggregate of two (2) months during any twelve (12) month period) at other locations where the Company or any of its subsidiaries may from time to time have operations; provided, further, that the Company may from time to time require the Executive to travel (on a short-term basis) to other locations on the business of the Company and/or any of its subsidiaries.

(c) Other Activities. During the Employment Period the Executive shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the Board; provided, however, that nothing herein shall prevent the Executive from making and managing personal investments consistent with Section 10 of this Agreement or engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to the Company.

4. Compensation and Other Terms of Employment.

(a) Compensation. In consideration of the performance of his duties hereunder, during the Employment Period the Executive shall be entitled to receive a salary of $243,727 per annum (the “Annual Salary”), which Annual Salary shall be subject to annual review by the Board and may be increased (but not decreased) from time to time by the Board in its sole discretion. All amounts payable to the Executive under this Section 4(a) shall be paid in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income tax withholdings and social security payments). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed, special projects completed, or otherwise.

(b) Bonus Plans. During the Employment Period, the Executive shall be eligible to participate in any incentive bonus plan implemented by the Company during the term of this Agreement. The Company agrees to maintain an annual bonus plan with respect to the Executive which is substantially comparable to the Company’s bonus plan applicable to the Executive in effect immediately prior to the date hereof (it being agreed that the Board of Directors or a committee thereof shall determine the performance targets/criteria); provided, however, that the Company shall have no obligation to provide or maintain an annual bonus plan pursuant to which the Executive shall be eligible to earn an amount equal to more than 50% of the amount of his Annual Salary.

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(c) Reimbursement of Business Expenses. During the Employment Period, upon presentation of vouchers and similar receipts, the Executive shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of his duties hereunder.

(d) Vacation. During the Employment Period, the Executive shall receive 248 hours of paid time off per year for holiday, vacation and short-term sick days with the ability to carry over any unused hours to future years up to a maximum accrual of 432 hours. The Executive shall not accrue any additional hours beyond the maximum accrual of 432 hours until Executive uses some of the accrued hours. In the event of the Executive’s termination, any unused hours shall be paid to the Executive at his final salary rate. Notwithstanding the foregoing, the Executive shall not be entitled to take more than three (3) calendar weeks of vacation, whether consecutively or in the aggregate, during any six (6) month period without the prior consent of the Board of Directors.

(e) Benefits. During the Employment Period, the Company shall provide to the Executive such other employment benefits (which shall include health insurance, including coverage for the Executive’s dependents at substantially the current level of co-payment by the Executive) as may from time to time, be made generally available to executives of the Company, subject to the terms and conditions thereof, including, without limitation, the eligibility rules thereof; provided, however, that the Company shall not be required to establish, continue or maintain any specific benefits or benefit plans.

(f) Life Insurance. The Company shall continue to maintain a life insurance policy for the benefit of the Executive’s selected beneficiaries of such type and in such coverage amount as are currently in force with Guardian Life Insurance Company; provided, however, that the Company shall not be required to pay any annual premiums with respect to such policy in excess of 125% of the current annual premiums applicable thereto as of the date hereof.

(g) Automobile Allowance. The Company shall provide the Executive with an automobile allowance of not less than $1,200 per month, payable monthly and reviewable annually.

5. Stock Options. The Executive currently holds options granted by the Company (the “Options”) to purchase an aggregate of 400,000 shares of the common stock of the Company, which Options have been issued under the Aspen Education Group, Inc. Stock Performance Plan (the “Stock Plan”) and are evidenced by Stock Option Agreements entered into between the Company and the Executive as of February 1, 2003. Such Options and any additional options granted to Executive shall become immediately vested upon the earliest of (i) the vesting dates set forth in the option agreements, (ii) the date the Company terminates Executive’s employment without Cause (as hereinafter defined), (iii) the date the Executive Voluntarily Terminates (as hereinafter defined) his employment with the Company with Good

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Reason (as hereinafter defined), or (iv) the date there is a Change of Control (as defined in the Amended Shareholders Agreement, dated as of November 4, 1998 (the “Shareholders Agreement”), among the Company, the Executive and the other shareholders of the Company.

6. Termination of Employment.

(a) Permanent Disability. In the event of the Permanent Disability (as defined below) of the Executive, the Company, in its sole discretion, may elect to terminate this Agreement and the Executive’s employment hereunder. In the event that the Company elects to terminate the Executive, the Company shall, subject to following sentence, pay to the Executive (A) within 60 days after the date of such termination, all amounts accrued pursuant to Section 4 above prior to the date of such termination, and (B) compensation on the basis of 100% of the then current Annual Salary for the first 90 days of such Permanent Disability and, thereafter, compensation on the basis of 60% of the then current Annual Salary through the end of the period of Permanent Disability. This benefit shall be provided by the Company to the Executive through the purchase of a disability insurance policy that is contingent upon the insurability of the Executive; provided, however, that the maximum premium that the Company shall be required to pay towards this benefit will not exceed $9,000 per year. Notwithstanding the foregoing, all payments hereunder shall end upon the earlier to occur of Executive’s attaining the age of 65 and the cessation of such Permanent Disability (whether as a result of recovery, rehabilitation, death or otherwise). Additionally, if prior to the termination of the Company’s obligation to make payments to the Executive pursuant to this Section 6(a) the Executive receives compensation for services rendered as an employee, such compensation shall reduce the payments due under this Section 6(a), dollar for dollar. The Executive shall promptly inform the Company of all such compensation received by him on a monthly basis during such period. In addition to the foregoing, the Executive shall continue to become vested in Options (on a per diem basis) during the first 90 days of such period of Permanent Disability.

(b) Death. In the event of the Executive’s death, the Company shall pay to the Executive’s authorized representative (on behalf of the Executive’s estate), within 60 days after the Company receives written notice of such representative’s appointment, all amounts accrued pursuant to Section 4 above as of the date of the Executive’s death. The Executive’s authorized representative (on behalf of the Executive’s estate), shall be entitled to exercise any vested but unexercised Options as of the date of the Executive’s death pursuant to the terms of the Stock Option Agreement (it being agreed and acknowledged that any unvested Options at the time of the Executive’s death and any vested Options which are not exercised within the prescribed exercise period under the Stock Option Agreement shall be forfeited). The Executive’s dependents shall also be entitled to any continuation of health insurance coverage rights, if any, under applicable law. For a period of six (6) months following the Executive’s death the Company shall also continue, at its expense, health insurance coverage for the Executive’s dependents who were covered under the Company’s policies upon the date of the Executive’s death.

(c) Termination for Cause or Voluntary Termination Without Good Reason. The Company may in its reasonable discretion terminate this Agreement and the Executive’s employment with the Company for Cause (as defined in Section 7(a) below) at any time and with or without advance notice to the Executive. If the Executive’s employment is terminated for Cause, or if the Executive Voluntarily Terminates (as defined in Section 7(b) below) his

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employment with the Company without Good Reason (as defined in Section 7(c) below): (i) the Company shall promptly pay to the Executive all amounts accrued pursuant to Section 4 above through the date of such termination or resignation, whereupon the Company shall have no further obligations to the Executive under this Agreement; and (ii) the Executive shall forfeit all unvested and/or vested but unexercised Options on and as of the date of such termination. The Executive and his dependents shall also be entitled to any continuation health insurance coverage rights, if any, under applicable law.

(d) Termination Without Cause or Voluntary Termination With Good Reason. Subject to the penultimate sentence of this paragraph, the Company may terminate this Agreement and the Executive’s employment with the Company without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given). The Executive may terminate this Agreement and Voluntarily Terminate his employment with the Company with Good Reason upon 30 days’ prior written notice to the Company, provided, that the Company does not correct the circumstances giving the Executive Good Reason during such 30-day period. Subject to Section 10(e), in the event the Executive’s employment with the Company is terminated pursuant to this Section 6(d), (i) the Company shall pay to the Executive all amounts accrued pursuant to Section 4 above through the date of termination, (ii) the Executive shall be relieved of his obligations under Sections 1 and 3 hereof, (iii) the Executive shall be entitled to exercise any vested but unexercised Options as of the date of such termination pursuant to the terms of the Stock Option Agreement (it being agreed and acknowledged that any unvested Options at the time of the termination and any vested Options which are not exercised within the prescribed exercise period under the Stock Option Agreement shall be forfeited), and (iv) the Executive shall be free to seek other employment subject to the terms of Sections 8 and 10 hereof. In addition, subject to the provisions of Section 10(e) below, if the Executive’s employment with the Company is terminated pursuant to this Section 6(d), (A) the Company shall pay to the Executive, an amount equal to (i) one and one-half times his Annual Salary, based on the rate in effect as of the date of such termination, plus (ii) one and one-half times the average annual incentive bonus, if any, paid to the Executive during the most-recently completed three years, which amount shall be calculated at the time of termination and paid in 18 equal monthly installments commencing on the first day of the month following the month in which such termination occurs1, and (B) the Company shall also continue, at its expense, for the period during which payments under clause (A) are being made, the Executive’s life insurance coverage as described in Section 4(f) and health insurance coverage for the Executive’s dependents who were covered under the Company’s policies on the date of such termination.

(e) Termination Obligations.

(i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment by the Company, belongs to the Company and shall be promptly returned to the

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E.g., if the Executive’s Annual Salary is equal to $300,000 on the date of such termination and the three-year average annual incentive bonus is equal to $150,000, the Executive would be entitled to a total payment of $675,000 (($300,000 x 1.5) + ($150,000 x 1.5)), payable in 18 equal installments of $37,500 each.

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Company upon termination of the Employment Period. The term “personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any of its subsidiaries. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company or any of its subsidiaries.

(ii) Upon termination of the Employment Period, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company and each of its subsidiaries.

(iii) The representations and warranties contained herein and the Executive’s obligations under Sections 6(e), 8, 9, 10 and 12(j) shall survive termination of the Employment Period and the expiration of this Agreement.

7. Definitions. For the purposes of this Agreement the following terms and phrases shall have the following meanings:

(a) “Cause” shall mean a termination of the Executive’s employment by the Company as a result of: (i) a conviction of the Executive (or a plea of nolo contendere in lieu thereof) for (A) a felony or (B) a crime involving fraud, dishonesty or moral turpitude; (ii) the Executive’s dishonesty, misappropriation or similar action which is intentional and materially injurious to the Company or any of its subsidiaries, (iii) the willful and continued failure (other than a failure as a result of Executive’s Permanent Disability) of the Executive, after written notice from the Company, to render services to the Company in accordance with the terms of this Agreement; or (iv) any breach by the Executive of any of the material terms or conditions of this Agreement, specifically, Sections 8 and 10 hereof, which breach, if capable of being cured, is not cured within fifteen (15) days following notice from the Company to the Executive thereof.

(b) “Voluntary Termination” shall mean the termination by the Executive of his employment by the Company by voluntary resignation or any other means other than death, retirement or Permanent Disability.

(c) “Good Reason” shall mean, with respect to a Voluntary Termination, if: (i) such Voluntary Termination occurs within 45 days following (A) any reduction of the Executive’s salary, (B) any material reduction in the aggregate amount of the Executive’s bonus (other than reductions that occur as a result of the Executive’s failure to achieve performance or other bonus targets), or (C) any material reduction of the Executive’s responsibilities; (ii) such Voluntary Termination occurs within 45 days following receipt by the Company of written notice of a breach by the Company of its payment obligations under this Agreement, which breach is not corrected within 15 days following written notice from the Executive to the Company thereof; (iii) such Voluntary Termination occurs within 15 days following a breach by the Company of its obligation not to require the Executive to relocate to a location outside of a 50-mile radius of Cerritos, California; (iv) such Voluntary Termination occurs within six (6) months following a Change of Control other than Change of Control (as defined in the Shareholders Agreement) as a result of a public offering of the stock of the Company; (v) the

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Board of Directors of the Company otherwise determines that such Voluntary Termination by he Executive is for “Good Reason” under the circumstances then prevailing; (vi) the Company requires that the Executive do something known to be unethical, immoral or illegal; or (vii) at any time after the Company has notified the Executive pursuant to Paragraph 2 of this Agreement that the Company intends not to renew the term of this Agreement and to terminate the Executive’s employment hereunder.

(d) “Permanent Disability” shall mean the Executive’s inability due to physical or mental condition, injury or illness to substantially perform the essential functions of his position with or without accommodation for more than 120 days during any consecutive six (6) month period and, if within 30 days after a notice of termination is thereafter given by the Company, the Executive cannot return to the full-time performance of the Executive’s essential functions within 60 days; provided, however, if the Executive shall not agree with a determination to terminate him because of Permanent Disability, the question of Executive’s disability shall be subject to the certificate of a qualified medical doctor agreed to by the Company and the Executive or, in the event of the Executive’s incapacity to designate a doctor, the Executive’s legal representative. In the absence of agreement between the Company and the Executive, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Permanent Disability.

8. Records and Confidential Data.

(a) The Executive acknowledges that, in connection with the performance of his duties during the term of this Agreement, the Company and its subsidiaries will make available to the Executive, and/or the Executive will have access to, certain Confidential Information (as defined below) of the Company and its subsidiaries. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of his employment by the Company or otherwise (including, without limitation, information that the Executive obtained through or in connection with his ownership of equity interests in, or services as a director of, the Company), whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.

(b) The Confidential Information shall be kept confidential by the Executive, shall not be used in any manner which is detrimental to the Company or any of its subsidiaries, shall not be used other than in connection with the Executive’s discharge of his duties hereunder, and shall be safeguarded by the Executive from unauthorized disclosure.

(c) Following the first to occur of the termination of this Agreement or the Executive’s termination hereunder, as soon as possible after the Company’s written request, the Executive shall return to the Company all written Confidential Information which has been provided to the Executive and the Executive shall return all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a letter stating that such written Confidential Information has been returned or destroyed in accordance with this Section 8(c).

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(d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and/or its subsidiaries including, without limitation, information derived from reports, investigations, experiments, research, trade secrets, work in progress, drawing, designs, plans, proposals, requests for proposals, bids, codes, marketing and sales programs, client lists, client mailing lists, medical, psychological, academic and other records and reports, supplier lists, financial projections, cost summaries, payor information, pricing formulae, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared for performed for or by the Company and/or any of its subsidiaries. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 8 shall not extend to (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons not under agreement to maintain the confidentiality of the same and (iii) information which is required to be disclosed by law or legal process (after giving the Company prior written notice thereof and an opportunity to contest such disclosure).

9. Additional Agreements.

(a) Ownership of Copyrights. The Executive agrees that any work prepared for the Company or any of its subsidiaries which is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

(b) Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for compensation at the hourly rate at which the Executive was last employed by the Company (plus reimbursement for reasonable travel expenses) and subject to his reasonable availability if he is not.

10. Noncompetition and Nonsolicitation Covenant.

(a) The Executive hereby covenants and agrees that for a period commencing on the date hereof and terminating on the eighteen (18) month anniversary of the Executive’s termination by the Company, for or other than for Cause, or the Executive’s voluntary termination, with or without Good Reason, the Executive shall not directly or indirectly (i) divert

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or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of the Company or its subsidiaries; (ii) knowingly solicit or attempt to solicit any customers, students or clients which participate in programs conducted by, or use the services or products of the Company or its subsidiaries, except where such solicitation or attempted solicitation concerns business activities which are not competitive with the business of the Company or its subsidiaries; (iii) knowingly induce or attempt to induce any employee of the Company or any of its subsidiaries to leave or to terminate such employment; or (iv) engage in, or have an interest in (either individually, as a joint venturer, partner, member, officer, director, equity holder, lender, donor, grantor, financial or other consultant or employee of any person, or otherwise) any person or business that engages in a business which is competitive with the business of the Company or its subsidiaries in any region in which the Company or its subsidiaries is then operating or has, at the time of such termination, firm plans to commence operations (collectively, the “Covenant Not To Compete”).

(b) This Covenant Not To Compete shall in no way restrict the rights of the Executive to hold not more than five percent (5%) of the equity securities of any entity whose equity securities are listed on a national securities exchange, or regularly traded in the over-the-counter market or for which quotations are available on the NASDAQ system. Any holding acquired in reliance on the provisions of this Section 10(b) and in compliance with the limitations hereof shall not be deemed to be in violation of the Covenant Not To Compete if subsequent to its acquisition any such equity securities are no longer regularly traded in the over-the-counter market and quoted on the NASDAQ system.

(c) It is the intent and desire of the Executive and the Company that the restrictive provisions of the Covenant Not To Compete be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement of the Covenant Not To Compete is sought. If any particular provision of the Covenant Not To Compete shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable, the Covenant Not To Compete shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of the Covenant Not To Compete in the particular jurisdiction in which such adjudication is made. If the Covenant Not To Compete shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable in its entirety, this Agreement shall be amended to delete the Covenant Not To Compete therefrom and the remainder of this Agreement shall remain in full force and effect.

(d) Notwithstanding any remedies which may be available to the Company, the Executive hereby agrees that (i) damages at law will be an insufficient remedy to the Company if the Executive breaches or violates the provisions of Sections 8 or 10 and (ii) the Company may, without posting a bond or providing other security, apply for, and have injunctive relief in, any court of competent jurisdiction to restrain the breach or violation of or threatened breach or violation of or otherwise to specifically enforce any of the provisions contained in Sections 8 and 10 hereof.

(e) In addition to any other remedies available to the Company at law or in equity in the event the Executive breaches or violates any of the provisions of Sections 8 or 10, the Company’s obligations to make any payments or to provide any benefits to the Executive (or any member of his family) hereunder shall immediately terminate.

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11. No Assignment. This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to a subsidiary of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) a merger or consolidation involving the Company. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.

12. Miscellaneous Provisions.

(a) Payment of Taxes. To the extent that any personal income taxes become payable by the Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the Annual Salary, shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions. The Company shall be entitled to offset any payment obligations to the Executive under this Agreement against any amounts that the Company alleges in good faith the Executive owes to the Company and with respect to which the Company provides documentary evidence to the Executive.

(b) Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, life, health, accident, disability or other insurance on the Executive in any sum or sums that it may deem necessary to protect its interests, and the Executive shall aid and cooperate in all reasonable respects with the Company in procuring any and all such insurance, including, without limitation, submitting to the usual and customary medical examinations, and by filling out, executing and delivering such applications and other instruments in writing as may be reasonably required by an insurance company or companies to which an application or applications for such insurance may be made by or for the Company. In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that, to his knowledge, the Executive is insurable at standard (non-rated) premiums.

(c) Non-Disparagement. The Company and the Executive hereby affirm that each will not knowingly engage in any act to the detriment of the other party or the other party’s clients, employees, payors, employers, and other business relations and that neither of them shall make or cause others to make, whether in writing or orally, disparaging statements with respect to the other or the other party’s business, officers, shareholders, partners, affiliates, employees, employers or other business relationships.

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(d) Deceased Executive. In the event that the Executive shall die while entitled to benefits hereunder, the payment that would otherwise be made to the Executive, shall be made to the estate, or other appropriate legal representative, of the Executive.

(e) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally, (ii) after the expiration of five (5) days from the date upon which such notice was mailed by United States mail from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt), or (iv) after the expiration of the second (2nd) business day following deposit with a nationally-recognized reputable overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

if to the Executive:

Elliot A. Sainer

2000 Edgewood Drive

South Pasadena, California 91030

Telecopy: 626/799-8015

if to the Company:

Aspen Education Group, Inc.

17777 Center Court Drive

Suite 300

Cerritos, California 90703

Attention: Chairman of the Board of Directors

Telecopy: 562/402-7036

with a copy sent concurrently to:

Frazier & Company

601 Union Street, Suite 3300

Two Union Square

Seattle, Washington 98101

Attention: Nader Naini

Telecopy: 206/621-1848

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

(f) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

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(g) Governing, Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shah be an original, but all of which shall constitute one and the same instrument.

(i) Entire Understanding. This Agreement including all Exhibits hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within, including, without limitation, that certain Employment Agreement, dated as of May 1, 1998, between the Executive and the Company.

(j) Arbitration. Notwithstanding anything herein to the contrary, except as provided by Section 10 hereof, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Los Angeles, California, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Commercial Arbitration Rules, to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the Production of Evidence, and the parties agree that the arbitrators may impose sanctions in their discretion to enforce compliance with discovery and other obligations. Such arbitration shall be presided over by a single arbitrator. If the Executive, on the one hand, and the Company, on the other hand, do not agree on the arbitrator within fifteen (15) days after a party requests arbitration, the arbitrator shall be selected by the Company and the Executive from a list of five (5) potential arbitrators provided by AAA. Such list shall be provided within ten (10) days of the request of any party for arbitration. The party requesting arbitration shall delete one name from the list. The other party shall delete one name from the list. This process shall then be repeated in the same order, and the last remaining person on the list shall be the arbitrator. This selection process shall take place within the two business days following both parties’ receipt of the list of five (5) potential arbitrators. Hearings in the arbitration proceedings shall commence ‘within twenty (20) days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his or her opinion within twenty (20) days after the completion of the arbitration hearings. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. Unless otherwise ordered by the arbitrator pursuant to Section 12(k) of this Agreement, the arbitrator’s expenses shall be shared equally by the parties.

(k) Attorneys’ Fees. If any arbitration is brought under Section 12(j), the arbitrator may award the successful or prevailing party reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. If

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any other proceeding is brought by one party against the other in connection with or relating in any manner to this Agreement, or to enforce an arbitration award, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

(l) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(m) Amendments. This Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Board.

(n) Executive’s Acknowledgment. The Executive acknowledges (i) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

13. Indemnification. The Company and its subsidiaries will indemnify the Executive to the fullest extent permitted by the laws of the state of the Company’s or, as applicable, its subsidiaries’ incorporation in effect at that time, or certificate/articles of incorporation and bylaws of the Company or its subsidiaries, whichever affords the greater protection to the Executive. The Executive will be entitled to any insurance policies the Company or its subsidiaries may elect to maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which he is or may be made a party by reason of being a director or officer of the Company or its subsidiaries (it being agreed that nothing herein shall obligate the Company or any of its subsidiaries to obtain or maintain such insurance policies).

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IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

THE COMPANY:

ASPEN EDUCATION GROUP, INC

By:	/s/ Nader J. Naini
Name:	Nader J. Naini
Title:	Chairman

THE EXECUTIVE:

By:	/s/ Elliot A. Sainer
Name:	Elliot A. Sainer

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

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